Exhibit 10.7

CONTRACT OF EMPLOYMENT

THIS AGREEMENT is made the 22nd day of July 2011

B E T W E E N:

(1)	NDS Limited of One London Road, Staines, Middlesex TW18 4EX (“the Company”)

and

(2)	Mr D. Habiger c/o Travers Smith LLP, 10 Snow Hill, London EC1A 2AL (“You”).

1.	EMPLOYEE HANDBOOK

1.1	The Company’s Employee Handbook (“the Handbook”) contains certain information, policies and regulations which relate to your employment but do not have contractual effect (unless otherwise specified). You will be supplied with a copy of the Handbook when you commence employment. The non-contractual aspects of the Handbook may be amended from time to time.

2.	DATE OF EMPLOYMENT

2.1	Your employment with the Company will begin on 22 July 2011.

2.2	Your period of continuous employment with the Company will begin on 22 July 2011 and no employment with any previous employer counts as part of your continuous employment.

3.	RIGHT TO WORK IN THE UNITED KINGDOM

3.1	You warrant that you are entitled to work in the United Kingdom.

4.	JOB TITLE AND DUTIES AND OBLIGATIONS

4.1	You will be employed as Chief Executive Officer, NDS Group Limited. You will report to the Chairman of the Board.

4.2	During your employment you must:

4.2.1	faithfully and diligently perform such duties as the Board requires commensurate with your status as a senior manager;

4.2.2	at all times and in all respects comply with the lawful and reasonable directions of the Board and all rules or codes of conduct (including, when so required, the Combined Code) or statements of principle in force from time to time and/or required by any regulatory body in relation to the business of the Company or any Associated Company or by virtue of your status;

4.2.3	serve the Company loyally and to the best of your ability and use your best endeavours to protect promote develop and extend the business interests and reputation of the Company and its Associated Companies;

4.2.4	if the Board so directs, cease to perform or exercise any part or all of the duties and powers conferred on you or to perform or exercise such duties and powers jointly with another person;

4.2.5	report to the Board your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director or contractor of the Company or any Associated Company or other person performing services on behalf of the Company (or any Associated Company) which might materially damage the interests of the Company (or any Associated Company) immediately upon becoming aware of it;

4.2.6	report to the Board any third party offer to engage any senior executive (other than yourself) to provide his/her services (whether under a service agreement, consultancy or any other engagement or arrangement) immediately upon becoming aware of it;

4.2.7	familiarise yourself with the duties set out in sections 171 to 177 of the Companies Act 2006 and at all times conduct yourself in accordance with those duties in addition to your fiduciary and common law duties;

4.2.8	familiarise yourself with the Bribery Act 2010 and not, receive directly or indirectly any discount, rebate, fee gratuity, gift, payment or commission in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Associated Company or with a view to any such business being transacted. If you or any business in which you are interested do/does receive any such benefit, you must account to the Company for it immediately. For the avoidance of doubt, nothing in this clause 4.2.8 shall prevent you receiving any payment or benefit to which you are entitled pursuant to this Agreement;

4.2.9	at all times operate in your capacity as Chief Executive Officer to the highest standards of health and safety bearing in mind both your own safety and that of those with whom you work;

4.2.10	at all times keep the Board promptly and properly informed (in writing if so required) of your conduct with the business or affairs of the Company and provide such explanations as the Board may require; and

4.2.11	disclose to the Company, on demand, details of any shares or other securities held by you in the Company or an Associated Company.

5.	PLACE OF WORK

5.1	You will be based at One London Road, Staines or at such other place of business in the United Kingdom that the Board may reasonably require. You may be required to travel within the United Kingdom and abroad in performing your duties.

6.	PAY AND ALLOWANCES

6.1

Your salary will be £400,000 per annum subject to the deduction of income tax and employee’s national insurance contributions. You will be paid by equal monthly instalments in arrears by credit transfer directly into your bank account. Salaries are paid on the 15th of the month (or before if this falls on a weekend or public holiday).

6.2	On the commencement of your employment, you shall receive a one-time sign-on bonus of £380,000, which will be payable, subject to the deduction of income tax and employee’s national insurance contributions, together with your first monthly salary payment.

6.3	The Company will review your salary annually (as part of the Board’s Compensation Committee’s salary review) when the Company may increase your salary or make no change to it. An increase by the Company is at its discretion, being dependent on your performance and the performance of the Company and Associated Companies.

6.4	The Company reserves the right to deduct from your salary at any time during your employment or on its termination any sums which you may owe to the Company or for which you are liable to the Company such as any overpayments, loans, or advances made to you by the Company or the cost to the Company of any damage or loss caused by you to the Company.

6.5	You are eligible to receive a relocation allowance which will be of such amount as to cover the reasonable costs associated with relocating you and your immediate family to the United Kingdom. Such allowance shall cover the costs of:

6.5.1	a housing-search trip to the United Kingdom for you and your wife;

6.5.2	fees incurred with a relocation agent;

6.5.3	travel to the United Kingdom for you and your immediate family; and

6.5.4	shipping of your family’s personal effects and household goods.

You will be reimbursed on a grossed up basis for any tax or employee’s national insurance contributions for which you are liable in respect the costs referred to in clauses 6.5.1, 6.5.2 and 6.5.3 above. The cost referred to be clause 6.5.4 above will be reimbursed to you subject to deduction of income tax and employee’s national insurance contributions, save as to the first £8,000. Provided that the relevant invoice(s) is presented to the Company for payment, any such reimbursement pursuant to this clause will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

6.6	You are eligible to receive either a) a car allowance of £11,580 per annum which will be paid in equal monthly instalments with your salary and is subject to deductions of income tax and employee’s national insurance contributions; or b) use of a Company owned or leased vehicle (Audi A8 or similar) for your sole use during the continuance of the employment in respect of which the Company shall pay or reimburse you for all standing and running costs (including all fuel, vehicle insurance, tax disc, MOT certificate, maintenance and repair costs) such benefits being taxable benefits.

6.7	For the first 24 months of your employment with the Company, you will receive housing assistance up to a value of £164,000 per annum to be provided as follows:

6.7.1	The Company shall lease such residential accommodation as you choose for your use, provided that the aggregate annual lease costs do not exceed £164,000 and subject to you observing at all material times such terms of the lease as relate to you as occupier.

6.7.2	In event that the annual lease costs exceed £164,000 per annum, the parties shall seek to agree arrangements for you to bear any such costs which exceed £164,000 per annum.

6.7.3	In the event that the annual lease costs are less than £164,000, you shall be paid, as a housing allowance, a sum equal to the difference between the annual lease costs and £164,000 (the “Housing Allowance”).

6.7.4	The provision of residential accommodation paid for by the Company will constitute a benefit in kind and you will be responsible for the payment of taxes and social security contributions relating to it.

6.7.5	Any monies paid to you as a Housing Allowance will be paid in equal monthly instalments with your salary and subject to deduction of income tax and employee’s national insurance contributions.

6.7.6	In the event that your employment terminates for any reason during the first 24 months of your employment, the Company shall continue to be responsible for its obligations under any lease pursuant to which residential accommodation is provided to you and, provided your employment is not terminated pursuant to clause 14.5, you shall be entitled to remain in the property for the remainder of the 24 month period. For the avoidance of doubt, were your employment to be terminated pursuant to clause 14.5, you would be given reasonable time to vacate the accommodation.

6.7.7	If you terminate your employment for any reason or the Company terminates your employment pursuant to clause 14.5 below, any entitlement to a payment of housing allowance shall cease forthwith.

6.8	You will receive a cash allowance in lieu of any entitlement to participate in any company pension scheme and such allowance shall be in a sum which, when employer’s national insurance contributions are added to it, equates to 8% of your annual basic salary as specified in clause 6.1 above. Such cash allowance shall be paid in equal monthly instalments with your salary and subject to deduction of income tax and employee’s national insurance contributions.

6.9	Neither the sign-on bonus, nor the relocation allowance, car allowance, Housing Allowance, nor cash allowance shall constitute part of your annual basic salary for the purpose of determining the amount of any discretionary bonus amount, the amount of the cash allowance or otherwise.

6.10	The Company shall meet reasonable costs incurred by you with a firm of accountants in the preparation of your annual tax returns for each tax year during which you are employed by the Company and the tax year which follows the year in which your employment terminates. Provided that the relevant invoice(s) is presented to the Company for payment, such reimbursement will be made on or before the last day of the calendar year following the year in which the relevant expense was incurred.

7.	SHARES

7.1	Pursuant to this Agreement, you have no entitlement to shares or share options. Without prejudice to this, you will be eligible for the grant of RSUs and share options at IPO in accordance with the terms determined at the date of grant and in line with relevant market practice at that time but, in the event of a Change of Control, outstanding unvested awards will vest in full.

8.	BONUS

8.1	You will be eligible to receive a discretionary annual performance related bonus of up to 125% of your annual basic salary(as specified in clause 6.1) (an “On-Target Bonus”) based on Company and Personal Individual performance. The amount of the bonus payable by the Company (if any) is entirely at the Company’s discretion, having regard to your performance against targets set at the start of each financial year by the Compensation Committee of the Board. Any On-Target Bonus awarded under this clause 8.1 shall be paid, subject to deduction of income tax and employee’s national insurance contributions, no later than two and one-half months into the financial year of the Company next following the financial year of the Company in respect of which the On-Target Bonus is earned.

8.2	Where your employment commences part way through the financial year, any bonus entitlement will be determined pro rata to the period that you have worked.

9.	PRIVATE MEDICAL INSURANCE, ANNUAL HEALTH CHECK AND EMPLOYEE ASSISTANCE PROGRAMME

9.1	You are eligible for family cover under the Company’s private medical insurance scheme (which is currently provided through BUPA) for you, your spouse/partner and any of your children who are less than 18 years of age or less than 21 years of age if in full-time education, subject always to the provisions of this clause 9 and the detailed provisions governing the scheme which you will need to comply with.

9.2	For so long as the Company maintains a private medical insurance scheme for its employees, subject to the rules of the relevant scheme from time to time in force and provided you have completed any relevant administration form and are accepted for the relevant scheme, you are entitled to cover.

9.3	The Company may withdraw or amend any of the benefits provided for in Clause 9.1 at any time. The Company has no obligation to make any payment to you in connection with any such scheme.

9.4	The Company will meet the cost of you undergoing an annual health check conducted by a registered medical practitioner.

9.5	You shall be entitled to benefit from any Employee Assistance Programme operated from time to time by the Company.

10.	PENSION & LIFE ASSURANCE PLAN & RETIREMENT

10.1	You will not be entitled to participate in any Company pension or life insurance scheme, a cash allowance having been provided for above.

10.2	There is no retirement age applicable to your employment.

11.	EXPENSES & EQUIPMENT

11.1	You will be entitled to be reimbursed for reasonable out of pocket expenses wholly and properly incurred in the course of your duties on production of satisfactory evidence, in accordance with the Company’s travel and expenses policy. Such reimbursement will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

11.2	The Company will provide you with a Blackberry to enable you to perform your duties outside the Company’s offices. You will return such equipment immediately upon request of the Board or on the termination of your employment.

11.3	The Company shall provide, at its expense, appropriate Directors’ and Officers’ liability cover for the Executive’s benefit on such terms as the Board may from time to time decide, being always the same terms as apply to all other directors. The provision of such insurance is subject to the Company’s Articles of Association governing the provision of such insurance and the requirements of the insurer. Such insurance will be maintained during the Executive’s appointment as a Director during the currency of this Agreement and with respect to any claims arising during such appointment.

12.	HOURS OF WORK

12.1	Your hours of work will be normal business hours and such additional hours as may be necessary for the proper performance of your duties.

12.2	You acknowledge that you have unmeasured working time for the purposes of Regulation 20 of the Working Time Regulations 1998.

13.	HOLIDAYS

13.1	You are entitled to 25 days holiday in each holiday year (in addition to 8 public holidays).

13.2	The Company’s holiday year runs from 1st January to 31st December.

13.3	Without prejudice to your statutory entitlements, holiday entitlement does not accrue during periods of absence for any reason (except properly taken holiday absence). Subject to the Working Time Regulations 1998, during your first year and last year of employment, your holiday entitlement will be calculated pro rata.

13.4	Holidays may only be taken at such times as have been agreed in advance with the Chairman. Up to 5 days holiday entitlement may be carried forward from one year to the next.

13.5

Upon termination of your employment, you may be paid for any outstanding holiday accrued at the pro rata rate of 1/260th of your annual salary. If you have taken holiday in excess of your entitlement, either on termination or otherwise, a deduction will be made from your salary, at the pro rata rate of your annual salary per day.

13.6	For the purposes of the Working Time Regulations 1998, it will be deemed that the holidays stipulated by those Regulations are taken and exhausted first as part of your contractual holiday entitlement.

14.	TERMINATION OF EMPLOYMENT

14.1	Subject to the provisions below, the length of notice you are obliged to give the Company to terminate your employment will be 6 months and the length of notice you are entitled to receive from the Company to terminate your employment will be 12 months. Notice must always be given in writing and may be given at any time.

14.2	If the Company decides to terminate your employment, other than pursuant to clause 14.5 below, it may in its absolute discretion at any time during the notice period, in lieu of notice, terminate your employment immediately and provide payment of:

14.2.1	the basic salary (as specified in clause 6.1) to which you would have been entitled during your notice period (or the remaining unexpired amount of your notice period). Such payment will be made in a lump sum subject to deduction of income tax and employee’s national insurance contributions within 90 days of the termination of employment;

14.2.2	your current year bonus at the maximum On-Target level. Such payment will be made in accordance with clause 8.1; and

14.2.3	the reasonable relocation costs of you and your immediate family moving to the United States. Provided that the relevant invoice(s) is presented to the Company for payment, such payment will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

14.3	If you resign, other than in connection with a Change of Control Event:

14.3.1	you will cooperate fully with the Company during your notice period to identify and introduce a successor;

14.3.2	any bonus payable after your resignation shall be entirely at the discretion of the Board and payable at the time specified in clause 8.1; and

14.3.3	on the termination of your employment, the Company shall meet the reasonable relocation costs of you and your immediate family moving to the United States. Provided that the relevant invoice(s) is presented to the Company for payment, such payment will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

14.4	If you resign in connection with a Change of Control Event and such resignation is effected within a period of two years following such Change of Control Event:

14.4.1	your employment shall, at your election, either terminate immediately or on the expiry of such notice period as you may give to the Company;

14.4.2	if your employment terminates immediately, you shall be entitled to a termination payment equal to 2 years’ basic salary and a further payment equivalent to an On-Target Bonus; or

14.4.3	if your employment terminates after a period of notice, you shall be entitled to a termination payment equal to 2 years’ basic salary less the gross salary that was paid to you during your notice period and a further payment equivalent to an On-Target Bonus;

14.4.4	any payment made either under clause 14.4.2 or 14.4.3 shall be paid in a cash lump sum, subject to deduction of income tax and employee’s national insurance contributions, within 90 days of the date of the termination of your employment in connection with the Change of Control Event; and

14.4.5	the Company shall meet the reasonable relocation costs of you and your immediate family moving to the United States. Provided that the relevant invoice(s) is presented to the Company for payment, such payment will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

14.5	The Company may at any time terminate your employment with immediate effect and without payment in lieu of notice or compensation if:

14.5.1	you commit any serious or persistent breach or non-observance of any of the terms, conditions or stipulations contained in this Agreement provided that (i) if the breach or non-observance is capable of remedy, such breach or non-observance has been drawn to your attention by written notice but not remedied within 21 days of such notification to you and/or (ii) in the case of a persistent (but not serious) breach or non-observance, such breaches and/or non-observance, when taken together, are material in the context of your obligations under this Agreement;

14.5.2	you are guilty of any gross misconduct (including, without limitation, fraud, theft or embezzlement) or serious negligence in connection with or affecting the business or affairs of the Company or any Associated Company for which you are required to perform duties (including materially adversely affecting the reputation of the Company or any Associated Company) and which would entitle the Company to dismiss you lawfully without notice at common law. For the avoidance of doubt, gross misconduct or serious negligence may arise as a result of conduct or actions or omissions by you outside the performance of your duties under this Agreement;

14.5.3	you are convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed);

14.5.4	you are adjudged bankrupt or make any arrangement or composition with your creditors or have an interim order made against you pursuant to Section 252 of the Insolvency Act 1986 or analogous legislation overseas;

14.5.5	you are or become prohibited by law or the articles of association of the Company or any regulatory body applicable to the Company from being a director;

14.5.6	you resign voluntarily as a director of NDS Group Limited (or any other company the board of which constitutes the principal board of the holding company of the NDS Group) other than in circumstances where you believe that continuing as a director would constitute a breach of your fiduciary duties; or

14.5.7	you are disqualified or subject to disciplinary sanction by any professional or regulatory body which prevents you from performing any of your duties under this Agreement.

SECTION 409A U.S.INTERNAL REVENUE CODE OF 1986

14.6	Anything in this Agreement to the contrary notwithstanding:

14.6.1	in the event that as of your termination date (other than due to death) you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts or benefits that are deferred compensation subject to Section 409A of the Code, as determined in the sole discretion of the Company (“Deferred Compensation”) that would otherwise be payable or provided under this Agreement during the six-month period immediately following your termination of employment shall instead be paid in a cash lump sum on the first business day of the seventh month following the date of your termination of employment. All subsequent Deferred Compensation, if any, will be payable in accordance with the regular payment schedule applicable to each such payment or benefit. Notwithstanding anything herein to the contrary, if you die following your date of termination but prior to the six (6) month anniversary of your date of termination, then any payments delayed in accordance with this paragraph will be paid in a lump sum as soon as administratively practicable (but not more than 90 days) after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations;

14.6.2	Deferred Compensation otherwise payable or provided pursuant to this Agreement, which is paid upon your termination of employment shall be paid only with respect to a termination of employment which constitutes a “separation from service” within the meaning of Section 409A of the Code;

14.6.3	this Agreement is intended to comply with the requirements of Section 409A of the Code so that no Deferred Compensation provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply;

14.6.4	Notwithstanding anything herein to the contrary, no Change of Control Event shall be deemed to have occurred for the purposes hereof unless such event constitutes a change of ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code.

FURTHER TERMINATION PROVISIONS

14.7	Subject to clause 14.4, if at an time your employment is terminated in connection with any reconstruction or amalgamation of the Company, whether by winding up or otherwise and you receive an offer on terms which (considered in entirety) are no less favourable to any material extent than the terms of this Agreement from a company involved in or resulting from such reconstruction or amalgamation, you shall have no claim whatsoever against the Company or any Associated Company, or any such company involved in or resulting from such reconstruction or amalgamation, arising out of or connected with such termination.

14.8

At the end of your employment for whatsoever reason or in the event of either party giving notice to terminate your employment hereunder and you being placed on garden leave pursuant to clause 14.13 below, you must on request of the Board resign any directorships or other offices held by you in the Company and any Associated Company or by virtue of your employment and transfer to the company or as the Company may direct shares or other securities held by you as nominee or trustee for the Company or any Associated Company without payment in either case. If you fail to so within 7 days of the request, the Company is hereby irrevocably authorised to appoint a person in your name and on your behalf to execute any documents or do any things necessary for such purpose(s).

14.9	After termination of your employment, you will not make any untrue or misleading statement about the Company, or its officers or employees or represent yourself as being employed by or connected with the Company.

14.10	Termination of this Agreement will not affect any provisions which are intended to operate after termination and will be without prejudice to any right you or the Company may have in respect of any breach by the other.

14.11	Once notice of termination has been given by either party, the Company may, at any time and for any period(s), require you to stop performing your job and/or exclude you from attending its premises and/or assign you to special projects which are of a level commensurate with your status as a senior manager (“Garden Leave”). During any Garden Leave, the Company will provide your normal pay and benefits provided for in this Agreement and you must remain available to undertake duties for the Company during your normal hours of work. During any period of Garden Leave the obligations upon you at clauses 4.2.1 to 4.2.11 will continue to apply.

15.	EXCLUSIVITY OF SERVICE

15.1	Subject to the provisions of clause 15.2, you are required to devote your full time, attention and abilities to your employment, and to act in the best interests of the Company at all times. For this reason, during the term of your employment, you must not, without the Company’s prior written consent (such consent not to be unreasonably withheld), engage or be concerned or interested directly or indirectly in any other trade, business or occupation including as director, shareholder, principal, consultant, agent, partner or employee of any other person, firm or company (save as the holder for investment or any securities that do not exceed three per cent in nominal value of the issued share capital or stock of any class of any company quoted on a recognised stock exchange).

15.2	Prior to entering into this Agreement, you have provided to the Company a full and accurate list of each interest you have (whether direct or indirect) in any trade, business or occupation as director, shareholder, principal, consultant, agent, partner or employee (save as the holder for investment or any securities that do not exceed three per cent in nominal value of the issued share capital or stock of any class of any company quoted on a recognised stock exchange) and the Company hereby consents to your continuing to have each such interest.

16.	SICKNESS AND INJURY NOTIFICATION

16.1	If you are absent from work owing to sickness or injury, you must advise the Chairman as soon as is practicable.

16.2	The Company may, at any time, require you to produce a medical certificate or undergo a medical examination at any time by a medical practitioner appointed by the Company.

17.	PAY DURING ABSENCE

17.1	If you are absent from work due to sickness or injury, the Company shall continue to provide all benefits under this Agreement and to pay your basic salary (as specified in clause 6.1) during any period or periods of such absence up to a maximum of 3 month in aggregate in any 12 month period. Once any entitlement under this clause 17.1 has ceased, without prejudice to clause 14.6, you may be entitled to such sick pay as the Board may in its absolute discretion decide.

17.2	Any sick pay provided under clause 17.1 is inclusive of any statutory sick pay to which you are entitled (whether or not recovered) in respect of such absence.

17.3	If your absence from work results from an accident in respect of which compensation for loss of earnings may be recovered from a third party, any payments made by the Company under this clause 17 (including any statutory sick pay) will constitute loans. You must repay them when and to the extent that you recover compensation from the third party.

18.	MATERNITY, PATERNITY, PARENTAL AND DEPENDANT LEAVE

18.1	Your non-contractual entitlement to maternity, paternity, parental and dependant leave is set out on the Human Resources intranet site.

19.	DISCIPLINARY PROCEDURES

19.1	Any disciplinary matters relating to you will be dealt with by the Board. Such procedures do not form part of the terms and conditions of your employment.

19.2	The Board reserves the right to suspend you on full pay, pending a disciplinary interview.

20.	GRIEVANCE PROCEDURES

20.1	You should refer any grievance to the Board. Any grievance procedure carried out does not form part of the terms and conditions of your employment.

21.	SMOKING POLICY

21.1	You will be required to comply with the Company’s Smoking Policy, which prohibits smoking on Company premises or Company vehicles.

22.	INTELLECTUAL PROPERTY

22.1	It may be part of your duties to create or develop designs, inventions, compilations, databases, computer codes, ideas, discoveries and improvements, whether in products, processes, procedures or services directly or indirectly relating to or furthering the business or any interest of the Company or its Associated Companies or capable of doing so (“an Invention”). You must promptly document full details of any Inventions and disclose such documentation to the Company. All intellectual property rights (such as copyright, patents, trade marks and design rights “Intellectual Property”) in any such Invention will vest upon creation in the Company and (to the extent that it does not automatically vest in the Company by operation of law) you will hold it in trust for the Company until such rights have been fully and absolutely vested in the Company or its nominee and you will execute all such documents and make such applications and do all such things as the Company may require (whether during or after your employment) to ensure that full title to any and all such Intellectual Property vests in the Company or for the purpose of registering and/or protecting any and all such Intellectual Property in the name of the Company or its nominee.

22.2	You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute any document or do anything and generally to use your name for the purpose of giving to the Company or any third party nominated by the Company the full benefit of the provisions of this Clause 22. A certificate in writing signed by a director or company secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case. The provisions of this clause are without prejudice to such (if any) compensation as you may be or become entitled to under the Patents Act 1977.

22.3	You shall not do anything to jeopardise the prospect of securing or the validity of any such Intellectual Property or do or omit to do any act which might be inconsistent with the Company’s or any Associated Company’s rights of ownership in the Inventions or Intellectual Property generally. You will not publish or cause to be published any know-how or confidential information other than for furthering the business of the Company or its Associated Companies and then only on a need-to-know basis. You shall not either during your employment or thereafter exploit or assist others to exploit any Invention, Intellectual Property, know-how or confidential information of the Company. The patenting and exploitation of any Intellectual Property shall be at the sole discretion of the Company.

22.4	You hereby irrevocably and unconditionally waive in favour of the Company any and all moral rights conferred on you by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 and any other laws in any part of the world for any work in which copyright or design right are vested in the Company whether by this Clause 22 or otherwise.

23.	CONFIDENTIALITY AND COMPANY PROPERTY

23.1	At no time during your employment with the Company or thereafter, except in the proper course of your employment or as required by law, may you disclose to any Person or make use of, whether on your own account or for any Person, any information which is of a sufficiently high degree of confidentiality as to amount to a trade secret of the Company or any information used in the business of the Company which, if disclosed to a competitor, would be liable to cause real significant damage to the Company or any information in respect of which the Company owes a duty of confidence to any Person.

23.2	During the course of your employment you may have access to and be entrusted with confidential information relating to the Company’s business (“Confidential Information”) and that of its Associated Companies, which is not readily ascertainable by Persons not connected with the Company, such as information relating to the following, in relation to the Company and its Associated Companies:

23.2.1	management information, corporate strategy, marketing surveys, plans and strategies, advertising and promotional material, business development plans, sales reports and research results, maturing new business opportunities, charging structures

23.2.2	business methods and processes, products and services, technical information and know-how and any other information which is not available to the public generally, including inventions, designs, programmes, techniques, database systems, formulae and ideas

23.2.3	business contacts, mailing lists purchased by the Company, names, addresses, telephone numbers, contact names and identities of Clients and Potential Clients and of suppliers and potential suppliers and terms of business with Clients and suppliers, order requirements and patterns of Clients and other Client and supplier database details

23.2.4	information on employees and the terms of their employment

23.2.5	finances, budgets, management accounts, trading statements, production and service costs, regulatory reports and other financial reports

23.2.6	any information which you are informed by your manager is to be treated as confidential

23.2.7	any information marked “Confidential” held on computer or on any document.

23.3	Without prejudice to clause 23.1, you must not during your employment (except in the proper performance of your duties, and then only to those who need to know such information) or afterwards (otherwise than with the prior written consent of the Company or as required by law) disclose to any Person or make use of, whether on your own account or for any Person any Confidential Information. You must also use your best endeavours to prevent the publication or disclosure of Confidential Information by any Person. These restrictions will not apply to information which has become available to the public generally, other than through your unauthorised disclosure.

23.4	All property of the Company or an Associated Company such as notes, memoranda, correspondence, documents, computer and other discs and tapes, data listings, codes designs and drawings and other documents and material whatsoever (whether made by you or otherwise) relating to the business of the Company, any Associated Company or any of its or their clients and any copies of them:

23.4.1	must not be removed, except for the proper performance of your duties

23.4.2	must be returned on request and/or on termination of employment.

23.5	You must not memorise or copy any Confidential Information or send any property belonging to the Company or an Associated Company to any Person, whether in paper or electronic format, other than in the proper performance of your duties.

23.6	Nothing in this clause shall prevent you from exercising any of your rights under the Public Interest Disclosure Act 1998. You are referred to the Company’s Whistle Blowing Policy.

24.	RESTRICTIVE COVENANTS

24.1	Without the prior written permission of the Company (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company), you agree that you will not, in competition with the business being carried on by the Company with which you were concerned at any time during the 6 months prior to the termination of your employment and whether on your own account or for any other Person directly or indirectly within any country in which the Company has a substantial commercial presence

24.1.1	For 6 months after the termination of your employment, solicit or endeavour to entice away from the Company, any Client or Potential Client with whom or which you had material personal dealings in the course of your employment at any time in the 6 months prior to the termination of your employment

24.1.2	For 6 months after the termination of your employment, accept orders from or have any business dealings with any Client or Potential Client with whom or which you had material personal dealings in the course of your employment at any time in the 6 months prior to the termination of your employment

24.1.3	For 6 months after the termination of your employment, solicit or endeavour to entice away from the Company or employ or procure the employment of any person who was as at the termination of your employment employed by the Company in a senior capacity and who had been so employed during the 6 months prior to the termination of your employment and over whom you had personal influence or management responsibility or with whom you had regular day to day business contact during the 6 months prior to the termination of your employment

24.1.4	For 6 months after the termination of your employment, interfere with the supply of services or materials or goods to the Company by any Person who makes supply of such services, goods or materials to the Company at the termination of your employment or during the 6 months prior to the termination of your employment.

24.2	Save that the provisions of this clause 24.2 shall not apply where you resign pursuant to clause 14.4, without the prior written permission of the Company(such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company), you agree that you will not, for a period of 6 months after the termination of your employment, within any country in which the Company has a substantial commercial presence, whether on your own account or for any other Person, directly or indirectly, be engaged or interested (whether as principal, partner, officer, servant, agent, consultant or controller of any shares or debentures) in any business in competition with the business being carried on by the Company in which you were materially concerned in the course of your employment in the 6 months prior to the termination of your employment (always accepting that, after the termination of your employment, nothing in this clause or Agreement shall prevent you becoming a registered holder of not more than 3% of any class of publicly quoted securities of any company).

24.3	If the Company should exercise its right to put you on garden leave pursuant to clause 14.13, the periods of the currency of the restraints imposed on you in clauses 24.1 and 24.2 will be reduced by the length of the period during which you are on garden leave.

24.4	You agree that you will not, at any time after the termination of your employment, make use of any corporate or business name which is identical to or similar with or likely to be confused with the corporate name[s] and/or business names of the Company or in any way hold yourself out as being connected with the Company.

24.5

If at any time during your employment or thereafter during the currency of any restriction in this clause, you are directly or indirectly approached or solicited by any Person with a view to or with the intention of your taking up employment or entering into some other business relationship, whether directly or indirectly, with any Person who or which is involved in a business which is competitive with the current or then contemplated business of the Company, you shall immediately draw the provisions of this clause to the attention of the Person who so directly or indirectly approached or solicited you.

24.6	Any reference to the Company and to the Company’s trade or business shall be deemed to also refer to any Associated Company on behalf of which you have carried out duties during the 6 months prior to the termination of your employment and its trade or business and/or to apply to it as if the words were repeated by reference to such company and you hereby undertake to execute any further documents which the Company may require to confirm this.

You acknowledge that:

24.6.1	each of the foregoing sub-clauses of this clause constitute an entirely separate and independent restriction on you; and

24.6.2	whilst at the date of this Agreement the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the Company’s interests and reasonable in all the circumstances it is acknowledged that restrictions of such a nature may become invalid because of changing circumstances, and accordingly, if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, they shall apply with such modifications as may be necessary to make them valid and effective.

25.	DATA PROTECTION AND MONITORING

25.1	During your employment and for as long a period[s] as is/are necessary following the termination of your employment, the Company will:

25.1.1	produce, obtain, keep, and use personal data about you for administrative, management, analysis and assessment purposes and to comply with legal obligations in connection with your recruitment, employment and the termination of your employment, both in personnel files and on the Company’s computer system. On occasion, the Company may need to disclose information about you to third parties

25.1.2	produce, obtain, keep, and use sensitive personal data about you relating to:

(a)	your racial or ethnic origin for the purposes of equal opportunities monitoring

(b)	your health in order to enable the Company to safeguard your health and safety at work, in connection with the Company’s sick pay scheme, for administrative and management purposes and for complying with statutory obligations

(c)	details of offences committed or allegedly committed by you where they have a reasonable bearing on your employment

25.1.3	transfer some or all of the information in the Company’s records about you to Associated Companies, companies in which the Company or an Associated Company has a shareholding, Persons with which or whom the Company or an Associated Company has a contractual relationship or anticipates having a contractual relationship and Persons processing data on behalf of the Company and the professional advisers of the Company or Associated Companies. Any of these Persons may be based outside the European Economic Area (“the EEA”). Where the disclosure or transfer is to a country outside the EEA, the Company will take steps to ensure that your rights and freedoms in relation to the processing of relevant personal data are adequately protected.

25.2	In signing this Agreement, you consent to the Company carrying out the processing of personal data described in clause 25.1. This is to comply with the Data Protection Act 1998 and the Human Rights Act 1998.

25.3	During your employment, the Company may monitor and record your telephone calls, e-mails, internet use, faxed messages and documents which are created, stored, communicated or made on Company equipment and systems. The reason for this monitoring and recording may be to check whether your use of Company computer and communication systems is legitimate and complies with the Company’s rules, to find lost messages, to investigate misconduct and to comply with any of the Company’s legal obligations. In signing this Agreement, you consent to the Company undertaking such monitoring and recording. This is to comply with the Regulation of Investigatory Powers Act 2000, the Data Protection Act 1998 and the Human Rights Act 1998.

26.	DISCRIMINATION

26.1	In order to enable the Company to maintain a positive work environment, you are not to engage in or knowingly permit any fellow worker to engage in any harassment or discrimination on the grounds of sex, pregnancy and maternity, sexual orientation, gender reassignment, marriage and civil partnership, race, age, disability, religion or belief or any other unlawful discrimination against any person (whether or not an employee of the Company) in the course of your duties. Such conduct will be treated very seriously as a disciplinary matter. Further details of the Company’s policies are on the Human Resources Intranet.

27.	FURTHER PARTICULARS

27.1	There are no terms applying to this Agreement which relate to the following:

27.1.1	The period for which the employment is intended to continue or the date when it is to end

27.1.2	Any collective agreements which directly affect the terms and conditions of employment

27.1.3	A requirement to work outside the UK for more than one month, if this should apply further details would be given to you.

27.2	The terms of this agreement constitute all the terms of your contract of employment with the Company. This Agreement supersedes with effect from the date of the Agreement all terms previously agreed between you and the Company.

27.3	You agree that you are not entering into this Agreement in reliance on any representation, warranty or undertaking which is not contained in this Agreement.

27.4	You warrant to the Company that you are not subject to any restriction which will or might affect your ability to comply fully with the terms of this Agreement.

27.5	Any notice given under this Agreement will be properly served if it is handed to you or posted to your last known residential address or if it is delivered by hand to or posted to the main place of business of the Company and marked for the attention of your line manager. Letters delivered by hand will be deemed to have been served when so delivered. Letters posted by first class post will be deemed to have been served on the second day after posting.

27.6	Any delay on the part of the Company in acting on any breach by you of this contract shall not waive the Company’s rights in respect of the breach.

27.7	No person (other than an Associated Company) who is not a party to this Agreement has or shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement and no consent of any third party shall be required under that Act to any cancellations or variations of this Agreement.

27.8	This agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

27.9	The terms and conditions contained in this Agreement, and any subsequent revisions, shall be governed by and construed in accordance with the laws of England and Wales.

28.	DEFINITIONS

28.1	In this Agreement, any reference to

28.1.1	any Act of Parliament or delegated legislation includes a reference to any statutory modification or re-enactment of it or the provisions referred to

28.1.2	“Associated Company”: means any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company’s holding company and “holding company” and “subsidiary” shall have the meanings given by s.1159 Companies Act 2006

28.1.3	“Board”: is to the board of the Company

28.1.4	“Client”: is to any Person who or which has placed business with the Company over the previous 6 months

28.1.5	“Change of Control Event”: a “change of control event” shall be regarded as having occurred.

(1)	If any third party or a group of third parties acting together:

(a)	acquires the right to appoint or remove a majority of the Board of Directors of the Company; or

(b)	becomes entitled to exercise more than 50% of the voting rights attributable to the share capital of the Company; or

(c)	becomes a shadow director (as defined by Section 251 of the Companies Act 2006) in respect of at least one half in number of all the Directors of the Company for the time being; and

(2)	As a consequence of any such occurrence the role of Chief Executive officer of NDS Group Limited is no longer available or is materially diminished in nature of scope.

save that:

a) if the Company becomes directly or indirectly owned by a company or owned by the same or substantially the same shareholders as are shareholders of the Company, such change of ownership shall not constitute a “Change of Control Event”;

b) an event occurring after a “Change of Control Event” shall not itself constitute a “Change of Control Event”; and

c) an Initial Public Offering shall not itself constitute a “Change of Control Event.”

28.1.6	“Person”: includes an individual, firm, corporation, association, venture, enterprise, business or any other organisation or entity however it is constituted

28.1.7	“Potential Client”: is to any Person at which or whom the Company has targeted the marketing of its products or services over the previous 6 months and/or any Person which the Company has identified for the targeting of the marketing of its products or services over the previous 6 months

28.1.8	any example given after the words “such as” is given without limitation.

Signed	/s/ Dr. Abe Peled
Dr Abe Peled
Chairman
(For the Company)

Dated	July 26, 2011

I acknowledge receipt of these terms and conditions of employment and confirm my agreement that these constitute my contract of employment with the Company.

Signed	/s/ Dave Habiger
D. Habiger

Dated	August 2, 2011

Signed	/s/ David DeVoe
David DeVoe
Director
(For the Company)

Dated	August 2, 2011

I acknowledge receipt of these terms and conditions of employment and confirm my agreement that these constitute my contract of employment with the Company.

Signed	/s/ Dave Habiger
D. Habiger

Dated	August 2, 2011